Exhibit 3.1 (a)

RESTATED CERTIFICATE OF INCORPORATION

OF

ABOVENET, INC.

1.  The name of the Corporation is AboveNet, Inc (the “Corporation”). The original Certificate of Incorporation was filed on April 8, 1993 with the Delaware Secretary of State under the name of National Fiber Networks Inc.

2.  This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “GCL”) by the board of directors of the Corporation (the “Board of Directors”) without a vote of the Corporation’s stockholders (the “Stockholders”).

3.  This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation’s Certification of Incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and this Restated Certificate of Incorporation.

4.  The text of the Certificate of Incorporation, as amended and supplemented through the date hereof, is hereby restated in its entirety to read as follows:

FIRST:     The name of the Corporation is AboveNet, Inc.

SECOND:     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The Corporation’s registered agent at such address is Corporation Service Company.

THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

FOURTH:     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000, of which 10,000,000 are to be shares of preferred stock (“Preferred Stock ”), par value $.01 per share, and 200,000,000 are to be shares of common stock (“Common Stock ”), par value $.01 per share.

Preferred Stock may be issued from time to time in one or more classes or series, each of which classes or series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to determine or alter the powers, rights, preferences, privileges, qualifications, limitations, and restrictions granted to or imposed upon any wholly unissued class or series of Preferred Stock, including without limiting the generality of the preceding clause, the authority to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference of said shares, all as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors. The Board of Directors is further authorized to determine or alter from time to time the number of shares of Preferred Stock constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any class or series subsequent to the issue of such shares of that class or series, but not the number of shares of such class or series then issued and outstanding. In case the number of shares of any class or series shall be so decreased, the shares removed from such class or series by such decrease shall be restored to the status they had before their inclusion in the class or series from which they are removed.

Subject to all of the rights of the holders of Preferred Stock that may hereafter be issued, (i) such dividends or distributions as may be determined by the Board of Directors, in its sole discretion, may from time to time be declared and paid or made upon the Common Stock out of assets legally available therefor, and (ii) except as otherwise required by law, each outstanding share of Common Stock shall be entitled to one vote on each matter on which Stockholders of the Corporation or the holders of Common Stock shall be entitled to vote.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

The Corporation shall be prohibited from issuing nonvoting stock.

Series A Junior Participating Preferred Stock

Section 1.  Designation and Amount.  Five Hundred Thousand (500,000) shares of Preferred Stock are designated “Series A Junior Participating Preferred Stock” with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the “Junior Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

Section 2.  Dividends and Distributions.

(a)  Subject to the rights of the holders of any shares of any series of the Corporation’s Preferred Stock, or any similar stock ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of the Corporation’s Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case, the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)  Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of shares of Junior Preferred Stock shall have the following voting rights:

(a)  Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Stockholders. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein, in any Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock having general voting rights shall vote together as one class on all matters submitted to a vote of the Stockholders.

(c)  Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(a)  Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)  declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(iv)  redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  The Corporation shall not permit any of its subsidiaries to purchase or otherwise acquire for consideration any shares of the Corporation’s capital stock unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in any Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon the Corporation’s liquidation, dissolution or winding up, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.  The shares of Junior Preferred Stock shall not be redeemable.

Section 9.  Rank.  The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Preferred Stock.

Section 10.  Amendment.  The Corporation’s Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

FIFTH:     (a) The Corporation shall, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the bylaws of the Corporation (the “Bylaws”), indemnify and hold harmless any and all directors and officers whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such directors or officers in connection with any actual or threatened action, suit or other proceeding in which any such director or officer may become involved as a defendant or otherwise or by which such director or officer may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such director or officer is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be, and such obligation shall continue notwithstanding that any such person shall have ceased to serve as a director or officer of the Corporation.

(b)  The Corporation may, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the Bylaws, indemnify and hold harmless any and all persons whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such persons in connection with any actual or threatened action, suit or other proceeding in which any such person may become involved as a defendant or otherwise or by which such person may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be.

(c)  Expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents (including attorneys’ fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

SIXTH:     A director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article SIXTH or of Article FIFTH of this Restated Certificate of Incorporation, as it may be further amended (this " Certificate ") shall apply to or have any effect on the liability or alleged liability or right to indemnity of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

SEVENTH:     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH:     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with this Certificate or the laws of the State of Delaware, subject to the power of the Stockholders of the Corporation having voting power to alter, amend or repeal the Bylaws.

NINTH:     The Stockholders shall be entitled to vote only at an annual or special meeting of the Stockholders in accordance with the Bylaws and shall not be permitted to act by written consent in lieu of a meeting.

TENTH:     Advance notice of Stockholder nominations for the election of directors and of business to be brought by Stockholders before any meeting of the Stockholders shall be given in the manner provided in the Bylaws.

ELEVENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by law, and all rights and powers conferred upon Stockholders are subject to this reservation.

IN WITNESS WHEREOF, AboveNet, Inc. has caused this Restated Certificate of Incorporation to be signed this 3rd day of August, 2010.

By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President,
General Counsel and Secretary